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                  SCIENTIFIC GAMES HOLDINGS CORP. EXHIBIT 11
                      COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS EXCEPT PER SHARE DATA)




                                                     Three-month period     Nine-month period
                                                     ended September 30,    ended September 30,
                                                     1996        1995         1996       1995

Net earnings . . . . . . . . . . . . . . . . . .       5,894       5,901      13,214      16,505

Weighted average Common stock outstanding. . . .      12,472      12,918      12,870      12,876

Effect of Common stock equivalents (stock
 options), at average market price   . . . . . .         519         760         623         747
                                                  ----------  ----------  ----------  ----------
  Total. . . . . . . . . . . . . . . . . . . . .      12,991      13,678      13,493      13,623
                                                  ==========  ==========  ==========  ==========
Net earnings per common share. . . . . . . . . .  $     0.45  $     0.43  $     0.98  $     1.21
                                                  ==========  ==========  ==========  ==========